Exhibit 3.3

STATE OF DELAWARE SECRETARY OF STATE DIVISION OF CORPORATIONS FILED 01:02 PM 10/20/1994 944199959 – 2274232

CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF LIMITED PARTNERSHIP

OF

AGRICULTURAL MINERALS COMPANY, L.P.

The undersigned, on behalf of Agricultural Minerals Company, L.P., a limited partnership duly organized and existing under and by virtue of the laws of the State of Delaware does hereby certify that:

FIRST: The name of the limited partnership (hereinafter called the “partnership”) is Agricultural Minerals Company, L.P.

SECOND: Pursuant to provisions of Section 17-202, Title 6, Delaware Code, the Certificate of Limited Partnership is amended as follows:

The name of the limited partnership is hereby changed to: Terra Nitrogen Company, L.P.

IN WITNESS WHEREOF, the undersigned, the general partner of the partnership, executed this Certificate of Amendment on October 20, 1994.

Agricultural Minerals Corporation, a Delaware corporation

By:	/s/ George H. Valentine

Its:	President